Exhibit 10.227

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT of Lease (this “Amendment”) is made and entered into this 3rd day of June, 2005, by and between GREENWAY PROPERTIES, INC. (f.k.a. Western Center Properties, Inc.) (“Landlord”) and PPD DEVELOPMENT, LP (successor in interest to PPD Development, LLC) (“Tenant”).

W I T N E S S E T H:

WHEREAS, the Tenant, through its predecessor in interest, entered into a lease dated April, 30, 2001, as amended on August 15, 2001, August 25, 2003, March 22, 2004, May 17, 2004 and December 14, 2004 of certain space located at 8551 Research Way, Middleton, Wisconsin (the lease, as so amended and as amended by this Amendment is referred to as the “Lease”) in a building known as the Greenway Research Center (“Building”); and

WHEREAS, the Landlord is the current owner of the real estate which is the subject matter of the Lease; and

WHEREAS, the parties desire to amend the Lease as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Additional Space - Tenant agrees to lease additional space in the Building consisting of approximately 2,785 rentable square feet, as shown on the attached Exhibit A (“Additional Space”). The Additional Space shall be considered part of Tenant’s Premises and subject to all terms contained in the Lease, except as modified in this amendment.

2. Commencement Date - The Commencement Date on the Additional Space shall be June 3, 2005 and shall end on November 30, 2011, unless further extended.

3. Rent Commencement Date - The Rent Commencement Date shall be the date upon which the Business Fixtures referred to in Section 8 of this Amendment have been removed and all repairs and clean up necessary due to their removal have been completed by the Landlord.

4. Triple Net Base Rent - Beginning with the Rent Commencement Date on the Additional Space, in addition to rent otherwise payable under the Lease, Tenant shall pay base rent for the Additional Space in the amount of Nineteen Dollars and Zero Cents ($19.00) per rentable square foot per year. Beginning on June 1, 2006, and continuing annually thereafter, the base rent shall increase three percent (3%) per year.

5. Triple Net Expense Reimbursement - Effective on the Rent Commencement Date, Tenant’s prorated share of the Greenway Research Center’s operating expenses as defined in Section 4.5 of the lease shall be Thirty-seven and 15/l00ths Percent (37.15%) (total square feet under lease divided by the Building’s total square feet - 70,783/190,549).

6. Utilities - Beginning with Commencement Date on the Additional Space, Tenant shall pay for all utilities consumed in the Additional Space. Tenant shall immediately place all utility services and accounts directly in its name, with the exception of water and sewer services.

7. Existing Improvements - The Additional Space contains and/or is serviced by existing improvements including but not limited to HVAC equipment, humidifiers, plumbing equipment, electrical panels and controls, etc., which solely serve the Additional Space (“Existing Improvements”). The Tenant acknowledges that it has had a reasonable opportunity to and has inspected the Additional Space and the Existing Improvements to its satisfaction. Accordingly, Tenant takes the Existing Improvements and the Additional Space in “AS IS” and WHERE IS” condition without any warranty express or implied by Landlord as to any aspect of the physical condition of the Additional Space and Existing Improvements or their suitability for the Tenant’s intended use. Beginning with the Commencement Date, Tenant shall, at its own cost and expense, keep, maintain, repair and/or replace the Existing Improvements in the Additional Space in good condition and in accordance with manufacturer’s recommendations. Landlord shall have the right to enter the Additional Space for the purpose of inspecting the same and the Existing Improvements. At the end of the Lease Term, Tenant shall return the Additional Space, with the Existing Improvements in good, fully functional condition, subject to normal wear and tear.

8. Business Fixtures - The Additional Space currently contains various Vivarium equipment, including but not limited to eight (8) rodent cage racks, cages, cage washer, autoclave, etc. Landlord shall remove these items within thirty (30) days of the Commencement Date. Any damage caused by the removal of these Business Fixtures shall be promptly repaired by the Landlord. In addition, any plumbing and/or electrical services to the Business Fixtures shall be terminated in full compliance with local building codes.

9. Insurance - Landlord shall at all times during the term of this Lease keep the Existing Improvements which are now or hereafter a part of the Additional Space insured against loss or damage by fire and hazards in an amount equal to the full replacement value thereof. Tenant shall reimburse Landlord for the payment of the insurance premiums related thereto. Tenant shall be responsible for carrying personal property insurance sufficient to cover the loss of all personal property on the Premises. Landlord shall not be liable for any damage to or loss of property on equipment Tenant has installed on the Premises. Tenant shall also provide evidence of worker’s compensation insurance as required by law.

10. Common Area - In conjunction with the leasing of the Additional Space, the common area as referred to in Section 10 of the 5th Amendment shall become part of the Tenant’s Premises. Landlord will no longer have responsibility for demising the Additional Space (“previously known as the Vivarium”) from the Expansion Space as described in Section 9 in the Fifth Amendment to Lease.

11. Backup Generator. Beginning with the Rent Commencement Date on the Additional Space, Tenant shall become fully responsible for any and all obligations under the Madison Gas and Electric, Electric Service Agreement for Purchase of Backup Generation Service.

12. Full Force and Effect: Miscellaneous. Except as specifically amended herein, the Lease is hereby ratified and affirmed and shall remain in full force and effect. Capitalized definitional terms used, but not defined, herein shall have the same meanings as are given to such terms in the Lease. Each party acknowledges that the other party is not in default under this Lease nor does either party know of any circumstance that, with the giving of notice, would result in the other party being in default under this Lease.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first above written.

LANDLORD:		TENANT:

GREEN WAY PROPERTIES, INC.		PPD DEVELOPMENT, LP

(f.k.a, Western Center Properties, Inc.) a Wisconsin Corporation		BY	: PPD GP, LLC, its General Partner

By:	/s/ Scott L. Berger	By:	/s/ Fred B. Davenport, Jr.
	Scott L. Berger		Fred B. Davenport, Jr.
	Vice President		President

EXHIBIT A-1 ADDITIONAL SPACE

EXHIBIT A-2

Early Access Agreement - 8551 Research Way, Suite 90 Middleton, WI

This agreement is made and entered into this 16th day of December 2004 (the “Effective Date”), by and between Chiron Corporation (“Chiron”), Greenway Properties, Inc. (“Landlord”) and PPD Development, LP (“PPD”). Chiron and Greenway hereby grant permission for PPD to have early access to the former Powderject Facility at 8551 Research Way, Suite 90 (the “Space”) which PPD will be leasing beginning on January 1, 2005. Early access will be given to PPI ) beginning on the Effective Date for the limited purposes set forth on Schedule A.

This access is granted under the following conditions:

(a) PPD shall not have the right (i) to commence business operations in the Expansion Space or any part thereof until January 1, 2005, including without limitation, to perform any production or manufacturing activities, or (ii) to locate, use, store, dispose of or release any Hazardous Substances;

(b) PPD shall indemnify and hold harmless both Landlord and Chiron from any and all causes of action resulting from or caused by PPD’s early access to the Space, except for claims or causes of action resulting from or caused by the negligence or intentional misconduct of Landlord or Chiron.

(c)Both PPD and Chiron will sign a “Nondisclosure Agreement” in the form delivered by the Landlord, executed by each party on behalf of itself and its agents, employees and consultants relating to any proprietary or confidential information of the other party; and

(d) PPD’s entry into the space shall not infringe upon or interfere in any way with Chiron’s access to, use of, or business operations upon the Space. In the event Chiron, in its reasonable judgment, has determined that any such entry by PPD infringing upon or interfering with Chiron’s access to, use of, or business operations upon the Space, Chiron shall have the right, upon written notice to Landlord, to terminate this early occupancy arrangement.

This terms of this agreement will end on January 1, 2005.

Chiron Corporation

/s/ Joseph Mudd
Joseph Mudd, Senior Director
Corporate Facility Management

Greenway Properties, Inc.

/s/ Scott L. Berger
Scott L. Berger- Vice President

PPD Development, LP

/s/ Fred B. Davenport, Jr.
By: PPD GP LLC, its general partner
Fred B. Davenport, Jr. - President

SCHEDULE A

PPD PERMITTED EARLY ACCESS ACTIVITIES

Equipment/Data

1)	Fiber and copper bundle pulled from 8500 Research Way, to the facility located at 8551 Research Way and terminated in a lU fiber cabinet mounted on a rack in the first floor server room. Fiber will be brought into the Premises through Room 156. Timetable is approximately 2-4 weeks.

2)	PPD will need space to place networking gear, including three switches for the Powderject facility, two (2) 1U network switches to be placed in the server room and one (1) 1U switch to be placed in the first floor wiring closet.

3)	The use of two (2) strands of existing fiber connecting the server room and the wiring closet.

4)	Access to the Powderject server room located on the first and second floors and first floor wiring closet 24x7 for Joel Anacker and Mike Klein, who must be accompanied by PowderMed consulting group employee.

5)	Documentation of testing of all data ports in facility will be provided to PPD prior to completion of fiber pull to site.

6)	Use of existing data ports in labs and offices, as needed. (Excludes any areas still in use by PowderMed consultants)

7)	PowderMed to provide PPD hourly rates for consulting services (i.e. training) on security, HVAC monitoring, etc.

8)	PowdetMed consultants to provide list of all outside contracts and vendors to PPD prior to the Early Access Commencement Date.

9)	Electrical panels that feed the first (1st) floor, east side of the Building, will not be utilized by PPD until after the Termination Date.

10)	PowderMed consultants will control security of the Building through the Termination Date. Access will be provided to PPD personnel in stages, based on need.

11)	PowderMed is sending all validations to Data Keep for archiving. PowderMed will authorize Data Keep to make copies of documents needed by PPD (list attached). PPD will pay for copying services. Bruce Petersen, PPD QA Director, will make arrangements with Data Keep.

Furniture Move-In

During the Early Access Period, PPD shall have the right to move in its furniture and equipment. It is PPD’s intention to begin moving equipment into the upper laboratory first. Electrical contractors will be on site to provide any upgrades needed for PPD’s equipment. Planning/design and retrofitting will also be done in the lower level lab areas, including the clean rooms.

Staff

PPD will begin moving staff and lab equipment to the 2nd floor of the Powderject facility. The majority of these would accommodate the upper lab and the adjacent offices.

NON DISCLOSURE AGREEMENT

THIS AGREEMENT is made effective as of 11/22/04, by and between Chiron Corporation, 4560 Horton Street, Emeryville, California 94608 (“Chiron”) [on behalf of Itself PowderMed, and it’s Consultants], and Greenway Properties, Inc. (Landlord), (GPI) and PPD (new tenants), the parties.

1. Confidential Information; Purpose. This Agreement concerns the disclosure and discovery by each party of certain information of a confidential or proprietary nature during the period whereby Chiron has allowed “early access” to PPD to perform certain alterations and improvements at 8551 Research Way, Middleton, Wisconsin.

2. Confidentiality and Use Restrictions. During the period for which GPI and PPD have been granted “early access” to Chiron’s facility confidential and or proprietary information may be discovered by the parties to this agreement. Receipt, review and disclosure of the information by the parties constitutes an agreement not to divulge, share or distribute the information whatsoever to anyone.

3. Exceptions. Information regarding certain building systems i.e.: HVAC, security, and certain IT systems will be shared with GPI and PPD and available operating manuals for these systems will be delivered to GPI. GPI and PPD agrees that the receipt of this information shall be confined in its dissemination and be used only by individuals within its organization including only approved contractors hired by PPD/and or GPI for the Purpose outlined above.

4. Term. This Agreement and each party’s obligations herein shall remain in effect for a period of (7) seven years from the effective date indicated above.

5. Assignment. This Agreement may not be assigned or transferred without the prior written consent of the parties, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement to any person or entity which acquires all or substantially all of its business or assets (or of the business division or product line of such party to which the Confidential Information primarily relates).

6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin without regard to its choice of law principles.

7. Entire Agreement; Modification. This Agreement is the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, modified or released except by a written instrument signed by an authorized representative of each party.

CHIRON CORPORATION		GREENWAY PROPERTIES, INC.

By:	/s/ Glenn Matsui	By:	/s/ Timothy Carey
	Glenn Matsui		Authorized Representative
	Real Estate Manager	Name:	Timothy Carey
Date:	11/22/04	Title:	President
		Date:	12/14/04

PPD DEVELOPMENT, LP
By: PPD GP, LLC its general partner

		By:	/s/ Fred B. Davenport, Jr.
Authorized Representative
		Name:	Fred B. Davenport, Jr.
		Title:	President
		Date:	12/16/04